EXHIBIT NO.

                                     3.1.1


       Articles of Amendment to Articles of Incorporation of Thruco, Inc.
                 changing the corporate name to Thrucomm, Inc.






























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            ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                                      OF

                                 THRUCO, INC.

     Pursuant to the provisions of Section 607.1006 of the Florida General Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

          1.   The name of this Corporation is Thruco, Inc.

          2. The following amendment of the Articles of Incorporation was adopted by Datalinc, Ltd., a Florida limited partnership and the sole shareholder of this Corporation on August 1, 1997, in the manner prescribed by the Florida General Corporation Act. Article I, of the Articles of Incorporation is amended to read as follows:

                     ARTICLE I - NAME AND MAILING ADDRESS

                  The name of this corporation is Thrucomm, Inc., and the mailing address of this corporation is 1641 Commerce Avenue North, St. Petersburg, Florida 33716

          3. The number of shares of the corporation outstanding at the time of adoption was one (1) share of common stock, and the number of shares entitled to vote thereon was one (1).

          4. The number of shares voted in favor of such amendment was 1, and the number of shares voted against such amendment was zero (0).




Dated:      August 1, 1997.



                                          /S/JOHN F. KOLENDA
                                          ___________________________
                                          John F. Kolenda
                                          Chairman of the Board of
Directors















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